CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 Registration Statement of Secured Diversified Investment, Ltd of our report dated February 24, 2006, relating to the financial statements of Secured Diversified Investment, Ltd as of December 31, 2005, which is incorporated by reference into such Form S-8.

KABANI & COMPANY, INC.
Los Angeles, California

Kabani & Company, Inc.
Dated: October 3, 2006